Exhibit No. 23.2







                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 33-11431 on Form S-3, Registration No. 33-52491 on Form S-3, and Registration No. 33-46192 on Form S-3 of our report dated February 12, 1993, covering the consolidated balance sheet and statement of capitalization of Madison Gas and Electric Company and subsidiaries as of December 31, 1992, and the related statements of income, retained income, and cash flows for each of the two years in the period ended December 31, 1992, included in the Company's Form 10-K for the year ended December 31, 1993 (Commission File No. 0-1125). It should be noted that we have not audited any financial statements of the Company subsequent to the date of our report.



                                                    ARTHUR ANDERSEN & CO.

Chicago, Illinois
March 28, 1994